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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES


                                                   Three months ended             Nine months ended
                                                      February 28,                     February 28,
                                                   1995            1994            1995           1994
                                                   ----            ----            ----           ----
                                                              (In thousands except per share)
AVERAGE SHARES OUTSTANDING
    Primary:
      Average shares outstanding                     29,680          29,680         29,680           29,680
      Stock options - treasury stock method
         using average market prices                     36              53             33               39
                                                   --------       ---------       --------         --------
               TOTALS                                29,716          29,733         29,713           29,719
                                                   ========       =========       ========         ========

    Fully diluted:
      Average shares outstanding                     29,680          29,680         29,680           29,680
      Stock options - treasury stock method
         using end of quarter market
         price if higher than average                    36              68             34               46
                                                   --------       ---------       --------         --------
               TOTALS                                29,716          29,748         29,714           29,726
                                                   ========       =========       ========         ========


INCOME APPLICABLE
 TO COMMON STOCK
    Primary and fully diluted:
    Net income                                     $  5,070       $   4,408       $ 11,792         $  7,957
    Add:
      Pre-September 1990 contingent
      price amortization                                 58              58            174              174
                                                   --------       ---------       --------         --------
                                                   $  5,128       $   4,466       $ 11,966         $  8,131
                                                   ========       =========       ========         ========

PER SHARE
    Net income per common share:

      Primary                                      $    .17       $      .15      $    .40         $    .27
                                                   ========       =========       ========         ========
      Fully diluted                                $    .17       $      .15      $    .40         $    .27
                                                   ========       =========       ========         ========





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